Exhibit 10.1

EMPLOYMENT AGREEMENT

Employment Agreement dated as of November 6, 2006, between OXIS INTERNATIONAL INC., a Delaware corporation (with its successors and assigns, referred to as the “Corporation”) and MARVIN S. HAUSMAN, M.D. (hereinafter referred to as “HAUSMAN”).

PRELIMINARY STATEMENT

The Corporation desires to employ HAUSMAN as President and Chief Executive Officer of the Corporation, and HAUSMAN wishes to be employed by the Corporation, upon the terms and subject to the conditions set forth in this Agreement. The Corporation and HAUSMAN also wish to enter into the other agreements set forth in this Agreement, all of which are related to HAUSMAN’s employment under this Agreement.

AGREEMENT

HAUSMAN and the Corporation therefore agree as follows:

1.  Term of Employment. The Corporation hereby employs HAUSMAN and HAUSMAN hereby accepts employment with the Corporation for the period (the “Initial Term”) commencing as of October 15, 2006 (the “Commencement Date”), and ending on the third anniversary of the Commencement Date hereof or upon the earlier termination of the Initial Term pursuant to Section 6. The Initial Term will be extended automatically for additional one-year periods (each, an “Additional Term,” together with the Initial Term, the “Term”), subject to the rights of the parties generally to terminate this Agreement in accordance with the provisions of Section 6(a). The termination of the Term for any reason shall end HAUSMAN’s employment under this Agreement, but, except as otherwise set forth herein, shall not terminate HAUSMAN’s or the Corporation’s other agreements in this Agreement.

2.  Position and Duties. Upon the commencement of the Initial Term, HAUSMAN shall serve as President and Chief Executive Officer of the Corporation. HAUSMAN shall also serve as the Chairman of the Board of Directors and shall also hold such additional positions and titles as the Board of Directors (“Board”) may determine from time to time. HAUSMAN shall report to the Board. During the Term, HAUSMAN shall devote substantial time and attention to performing his duties as an employee of the Corporation. The Corporation acknowledges that the foregoing sentence shall not restrict HAUSMAN from devoting time and attention to other business ventures, including without limitation those activities identified on Schedule A annexed hereto, which the Corporation acknowledges are not business opportunities of the Corporation. Additionally, HAUSMAN may continue serving on the Board of Directors of TorreyPines Therapeutics, Inc. and as a member of its Board committees and may serve in similar capacities with other companies or organizations subject to his obtaining prior approval from Board.

3.  Compensation.

(a)  Base Salary. The Corporation shall pay HAUSMAN a base salary, beginning on the first day of the Initial Term and ending on the last day of the Initial Term, of $250,000 per annum. The base salary initially will be payable quarterly in advance in the form of the Corporation’s common stock (“Common Stock”), at a price equal to 85% of the “Market Price” for the Corporation’s common stock, which shall equal the average of the closing price for the five trading days prior to the date that the issuance is authorized by the Board of Directors. In lieu of receiving Common Stock for such payments, HAUSMAN may elect to receive that number of ten year Warrants (with cashless exercise provisions) equal to 1.5 times the number of shares of Common Stock that would otherwise be received, at an exercise price equal to the Market Price. The first installment, representing $67,500 of HAUSMAN’s base salary, and payable at HAUSMAN’s election either in the shares of Common Stock or form of warrants described in the foregoing sentence, will be paid promptly after the initial determination of the Market Price, and thereafter, will be paid on the dates that are three months, six months and nine months from the date hereof, and quarterly thereafter for the duration of the Term. Notwithstanding the foregoing, once the Corporation has raised at least $2.5 million in one or more financings (equity, debt or convertible debt, in addition to the financing closed on October 27, 2006) or in a strategic transaction (a “Qualifying Financing”), HAUSMAN may elect, at any time, in lieu of receiving a quarterly issuance of stock (or warrants in lieu thereof), to receive his base salary in cash, payable monthly on the Corporation’s regular pay cycle for professional employees. All shares of Common Stock issuable to HAUSMAN under Sections 3 and 4 hereof (if not otherwise registered pursuant to an existing stock option plan covered by a registration statement on Form S-8), or upon the exercise of the warrants to be issued in lieu thereof ,shall have the benefit of piggyback registration rights, pursuant to a Registration Rights Agreement to be executed by the Corporation and HAUSMAN (the “Registration Rights Agreement”); provided, however, that the failure to execute such a Registration Rights Agreement shall not limit HAUSMAN’s piggyback registration rights hereunder. Furthermore, the Corporation will obtain advice of counsel that the issuance of shares of Common Stock by the Corporation to HAUSMAN under Sections 3 and 4 hereof do not violate the provisions of Section 203 of the Delaware General Corporation Law. Following the Initial Term, the Board shall, in accordance with its customary review of executive management compensation, review HAUSMAN’s base salary and make adjustments the Board (or its Compensation Committee) feels are appropriate, but in any event HAUSMAN’s base salary shall not be lower than $250,000.

(b) Other and Additional Compensation.

(i) Annual Bonus. During the Term, HAUSMAN shall receive an annual bonus based upon the attainment of agreed upon goals and milestones as determined by the Board and its Compensation Committee. During the remainder of calendar year 2006, HAUSMAN’s bonus shall be pro rated on an annual bonus rate in the range of 25% to 50% of his base salary, and his bonus for subsequent years of the Term shall be in a similar target range. Additional bonus calculations and payments determined by the Board and the Compensation Committee shall be made based upon (i) each $1 million in combined annual sales of the Corporation and its subsidiary BioCheck exceeding $6,500,000, (ii) successful financings an/or strategic transactions completed, taking into account the aggregate amount of funds raised for the Corporation and (iii) performance of the trading price of the Common Stock. The bonuses payable hereunder shall be paid in cash, although at HAUSMAN’s sole option, they may be paid in stock (or in the form of ten year warrants with cashless exercise provisions, with 1.5 times the number of warrants to be issued in lieu of the number of shares of Common Stock), based upon the average of the closing bid and asked prices for the 5 trading days immediately prior to the awarding to HAUSMAN of the bonus for a particular year (which shall also be the exercise price of the warrants, if the Advisor elects to receive warrants). HAUSMAN shall make his election no more than ten (10) days following notification by the Corporation of his bonus award, and the failure to make timely election shall mean that HAUSMAN shall receive the bonus in the form of cash.

(ii) Stock Options. As soon as practicable following execution of this Agreement, HAUSMAN shall be granted options for the purchase of up to 495,000 shares (the “Initial Option Grant”) of Common Stock under the Corporation’s existing stock option plan (the “Plan”). The terms of the grant, including the vesting schedule and exercise price of the Initial Option Grant, shall be as set forth in a separate option agreement executed by and between the parties and will provide, among other things, (i) for cashless exercise provisions and (ii) for the vesting of 247,500 options in four equal quarterly installments commencing on the date that is three months from the Commencement Date and every three months thereafter, (iii) for the vesting of the remaining 247,500 options in eight quarterly installments over the subsequent two years and (iv) for an exercise price equal to the average of the closing bid and asked prices for the Common Stock on the trading day immediately prior to the date hereof. Subsequent stock option grants, including an annual grant in 2007, will be determined annually by the Board and the Compensation Committee, taking into account the previous year’s performance of the Corporation’s Common Stock, sales, revenue and income performance, as well as the frequency and success of financings and/or strategic transactions.

(iii) Additional Compensation. The foregoing establishes the minimum compensation during the Term and shall not preclude the Board from awarding HAUSMAN a higher salary or any additional bonuses or stock options in the event of a successful financing or strategic transaction or otherwise, and in any event, in the discretion of the Board.

(iv) Sign-on Bonus. As a sign-on bonus and as soon as practicable following execution of this Agreement, , the Corporation shall issue to HAUSMAN 500,000 shares of Common Stock and ten year warrants (the “Warrants”) to purchase 1,505,000 shares of Common Stock, at an exercise price equal to the Market Price. The Warrants shall have a cashless exercise provision and otherwise shall be in form mutually satisfactory to the parties. All of the shares of Common Stock issued under this Section 3(b)(iv) will be subject to repurchase by the Corporation at a price of par value per share, and the amount of shares subject to repurchase will be reduced in six equal monthly increments commencing on the 30 days after the Commencement Date and every 30th day thereafter until 180 days after the Commencement Date, when none of such shares shall be subject to repurchase. The Warrants issued under this Section 3(b)(iv) will vest monthly in six equal installments, commencing on the date that is 30 days after the Commencement Date, through the 180th day after the Commencement Date.

4.  Employee Benefits.

(a) General. During the Term, HAUSMAN shall be entitled to the employee benefits generally made available to the Corporation’s executive officers, including four-weeks paid vacation (no more than 2 weeks per month) and all U.S. national holidays, participation in the Corporation’s 401(k) plan or other plans that may be made available from time to time to the Corporation’s executive officers. Additionally, HAUSMAN shall receive family health and dental insurance benefits. As soon as reasonably practicable following the date hereof, the Corporation shall arrange for and maintain short-term and long-term disability policies for benefit of HAUSMAN in such amounts generally customary for similarly situated executive employees in the industry.

(b) Other Benefits. During the Term, the Corporation shall provide HAUSMAN with an annual office expense allowance of $50,000, for the costs of maintaining an office in the Stevenson, Washington area. The office expense allowance shall be payable quarterly in advance in the form of Common Stock, at a price equal to 85% of the Market Price. The first installment, representing $12,500 of the office expense allowance, will be paid promptly after the determination of the Market Price, and thereafter, will be paid on the dates that are three months, six months and nine months from the date hereof, and quarterly thereafter for the duration of the Term. Notwithstanding the foregoing, once the Corporation has completed a Qualifying Financing, the office expense allowance will be paid in cash in advance, commencing for the quarter next following the quarter in which the Qualifying Financing occurred.

(c) Indemnification. The Corporation will indemnify HAUSMAN for his actions in the capacity as an officer and director of the Corporation and any of its subsidiaries to the full extent permitted by law and as provided in the Corporation’s Certificate of Incorporation and by-laws.

5.  Expenses. During the Term, the Corporation shall reimburse HAUSMAN in cash for actual out-of-pocket travel, entertainment and other business expenses incurred by him in the performance of his services for the Corporation upon the receipt of appropriate documentation of such expenses.

6.  Termination; Non-Renewal.

(a)  General. The Term shall end immediately upon HAUSMAN’s death, or upon termination for Cause, Disability or Good Reason, each as defined in Section 7. Upon termination of the Term due to HAUSMAN’s death, all compensation due HAUSMAN under this Agreement will cease. In all other cases, (i) the Corporation may terminate this Agreement either upon sixty (60) days prior written notice, if such termination shall be effective in the calendar year 2006, or otherwise upon ninety (90) days written notice and (ii) HAUSMAN may terminate this Agreement upon sixty (60) days written notice. The parties agree that the mere act to providing notice to the other party of termination shall not in any event be deemed to provide such other party the right to immediately terminate this Agreement.

The Corporation may elect not to renew this Agreement by giving no less than 90 days written notice prior to the expiration of any Term. HAUSMAN may elect not to renew this Agreement by giving not less than 60 days written notice prior to the expiration of any Term. Upon the receipt of any notice of non-renewal as provided in this Section 6(a), HAUSMAN shall continue to be compensated in the manner set forth in this Agreement until the expiration of the applicable Term.

(b)  Notice of Termination - Generally. Any termination by the Corporation of HAUSMAN’s employment hereunder shall be in writing and delivered to HAUSMAN at the address set forth herein or at such address kept in the records of the Corporation and shall specify the reasons for such termination.

(c)   Termination by the Corporation for Cause. Any written notice of termination by the Corporation of HAUSMAN for Cause shall, to the extent determined by the Board that the Cause is curable, allow HAUSMAN the opportunity to cure, but in any event no more than ten (10) days (except in the event of a termination pursuant to Section 7(a)(vi), in which case the cure period shall be 30 days). Such notice of termination shall also state in reasonable detail the Board’s understanding of the facts leading to the determination of Cause. Upon the Corporation’s final termination of the Term for Cause, all compensation due to HAUSMAN under this Agreement will cease, other than that described in Section 9 below. Moreover, any unexercised portions of the Initial Option Grant or other stock option grants to HAUSMAN by the Corporation shall expire upon such termination.

(d)  Termination by the Corporation upon a Change of Control. In the event that the Corporation terminates its relationship with HAUSMAN within one (1) year of a “Change of Control”, as defined in Section 7(c), other than for Cause, HAUSMAN shall receive the following:

(i) an amount equal to twelve (12) months of base salary for the then current Term (which is in addition to the base salary paid to HAUSMAN after the Corporation’s delivery of notice of termination pursuant to Section 6 and the actual date of termination) plus an amount equal to the prior year’s bonus (and if occurring before the bonus for 2007 has been determined, an amount equal to 50% of the then current base salary); and

(ii) the full vesting of the Initial Option Grant and any other stock option grants to HAUSMAN by the Corporation, and extended exercisability thereof until their respective expiration dates; and

(iii) Other Compensation (as defined in Section 9); and

(iv) If the foregoing payments and benefits provided to HAUSMAN in Sections 6(d)(i) through (iii) above (the “Change of Control Payments”) are or become subject to the tax (“Excise Tax”) imposed by Section 4999 of the Internal Revenue Code of 1986, as amended, the Corporation shall pay to HAUSMAN such amount (the “Gross-up Payment”) as may be necessary to place HAUSMAN in the same after-tax position as if no portion of the Change of Control Payments and any amounts paid to him pursuant to this paragraph 6(d) had been subject to the Excise Tax.

For the avoidance of doubt, HAUSMAN shall be entitled to the foregoing benefits once notice of termination is given by the Corporation pursuant to this Section 6(d), regardless of his subsequent Death or Disability.

(e)  Termination by the Corporation other than upon Change of Control, Death, Disability or Cause. In the event that the Corporation terminates its relationship with HAUSMAN, including a non-renewal of this Agreement by the Corporation but other than upon a Change of Control, Death, Disability or Cause, HAUSMAN shall receive the following:

(i) if employment was terminated during the calendar year 2006, an amount equal to six (6) months of the then current base salary; if employment was terminated commencing in the calendar year 2007 or if the Corporation elects not to renew this Agreement following the Initial Term or any Additional Term, an amount equal to twelve (12) months of base salary for the then current Term plus an amount equal to the prior year’s bonus (and if occurring before the bonus for 2007 has been determined, an amount equal to 50% of the then current base salary) ;

(ii) if employment was terminated during the calendar year 2006, 50% of the previously unvested portion of the Initial Option Grant shall vest and such vested options shall be exercisable until their respective expiration dates; if employment was terminated commencing in the calendar year 2007 and thereafter or if the Corporation elects not to renew this Agreement following the Initial Term or any Additional Term, all stock options granted to HAUSMAN (including without limitation the Initial Option Grant) shall immediately vest and shall remain exercisable until their respective expiration dates; and

(iii) Other Compensation.

(f)  Termination by HAUSMAN upon Good Reason; Other Terminations. In the event HAUSMAN terminates his relationship with the Corporation for “Good Reason” as defined in Section 7, within one (1) year of the occurrence of the event which established the “Good Reason,” or for “Good Reason” within one (1) year of a Change of Control, HAUSMAN shall receive the following:

(i) if the termination occurred during the calendar year 2006 for Good Reason, an amount equal to six (6) months of base salary; if the termination occurred during the calendar year 2006 due to a Change of Control, an amount equal to twelve (12) months of base salary; if termination for Good Reason occurred during the calendar year 2007 or thereafter, an amount equal to twelve (12) months of the then current base salary plus an amount equal to the prior year’s bonus (and if occurring before the bonus for 2007 has been determined, an amount equal to 50% of the then current base salary);

(ii) if termination occurred during the calendar year 2006, 50% of the previously unvested portion of the Initial Option Grant shall vest and such vested options shall be exercisable until their respective expiration dates, except that if termination is by HAUSMAN for Good Reason subsequent to a Change of Control, then 100% of any option grants to HAUSMAN (including, without limitation, the Initial Option Grant) shall vest and shall remain exercisable until its respective expiration dates; if employment was terminated commencing in the calendar year 2007 and thereafter, all stock options granted to HAUSMAN (including, without limitation, the Initial Option Grant) shall immediately vest and shall remain exercisable until their respective expiration dates; and

(iii) Other Compensation.

HAUSMAN shall provide prior written notice to the Corporation of his termination pursuant to this Section 6(f), and such notice shall describe the particular “Good Reason(s)” at issue.

If HAUSMAN otherwise terminates his employment without Good Reason, all options vested at the time of such termination shall expire on their respective expiration dates.

7.  Definitions.

(a)  "Cause" Defined.“Cause” means (i) willful malfeasance or willful misconduct by HAUSMAN in connection with his employment; (ii) HAUSMAN’s gross negligence in performing any of his duties under this Agreement; (iii) HAUSMAN’s conviction of, or entry of a plea of guilty to, or entry of a plea of nolo contendere with respect to, any felony; (iv) HAUSMAN’s habitual drunkenness or use or possession of illegal drugs while performing his duties under this Agreement or excessive absenteeism not related to illness; (v) HAUSMAN’s material breach of any written policy applicable to all employees adopted by the Corporation; or (vi) material breach by HAUSMAN of any of his agreements in this Agreement having a material detrimental impact on the Corporation.

(b)  “Disability” Defined.“Disability” shall mean HAUSMAN’s incapacity due to physical or mental illness that results in his being unable to substantially perform his duties hereunder for six consecutive months (or for six months out of any nine-month period). During a period of Disability, HAUSMAN shall continue to receive his base salary hereunder, provided that if the Corporation provides HAUSMAN with disability insurance coverage, payments of HAUSMAN’s base salary shall be reduced by the amount of any disability insurance payments received by HAUSMAN due to such coverage. Upon termination, after the end of the period of Disability, all compensation due HAUSMAN under this Agreement shall cease.

(c)  “Change of Control” Defined. “Change of Control” shall mean the occurrence of any one or more of the following events:

(i) An acquisition (whether directly from the Corporation or otherwise) of any voting securities of the Corporation (the “Voting Securities”) by any “Person” (as the term person is used for purposes of Section 13(d) or 14(d) of the Securities and Exchange Act of 1934, as amended (the “1934 Act”)), immediately after which such Person has “Beneficial Ownership” (within the meaning of Rule 13d-3 promulgated under the 1934 Act) of fifty percent (50%) or more of the combined voting power of the Corporation’s then outstanding Voting Securities.

(ii) The individuals who, as of the Commencement Date, are members of the Board (the “Incumbent Board”), cease for any reason to constitute at least fifty-one percent (51%) of the Board; or

(iii) Approval by the Board and, if required, stockholders of the Corporation of, or execution by the Corporation of any agreement with respect to, or the consummation of (it being understood that the mere execution of a term sheet, memorandum of understanding or other non-binding document shall not constitute a Change of Control):

(A) A merger, consolidation or reorganization involving the Corporation, where either or both of the events described in Section 7(c)(i) or 7(c)(ii) would be the result;

(B) A liquidation or dissolution of or appointment of a receiver, rehabilitator, conservator or similar person for, the Corporation; or

(C) An agreement for the sale or other disposition of all or substantially all of the assets of the Corporation to any Person (other than a transfer to a subsidiary of the Corporation).

Notwithstanding anything contained in this Agreement to the contrary, if HAUSMAN’s employment is terminated prior to a Change in Control and HAUSMAN reasonably demonstrates that such termination (i) was at the request of a third party who has indicated an intention or taken steps reasonably calculated to effect a Change in Control and who effectuates a Change in Control (a “Third Party”) or (ii) otherwise occurred in connection with, or in anticipation of, a Change in Control which actually occurs, then for all purposes of this Agreement, the date of a Change in Control with respect to HAUSMAN shall mean the date immediately prior to the date of such termination of HAUSMAN’s employment.

(d)  “Good Reason” Defined. “Good Reason” shall mean the occurrence, whether or not after a Change in Control, of any of the events or conditions described below:

(i) a change in HAUSMAN’s status, title, position or responsibilities (including reporting responsibilities) which represents a material adverse change from his status, title, position or responsibilities as in effect immediately prior to such change; the assignment to HAUSMAN of any duties or responsibilities which are inconsistent with his status, title, position or responsibilities as in effect immediately prior to such change; or any removal of HAUSMAN from any of such offices or positions (except in those cases where a change is either at the request of HAUSMAN, in connection with a general corporate restructuring of officer responsibilities, or a result of the promotion of HAUSMAN);

(ii) the Corporation’s requiring HAUSMAN to spend substantially all of his time performing his duties hereunder at a location other than his current home office facility, including requiring him to relocate to Foster City or the San Francisco area, except for required travel relating to the Corporation’s business;

(iii) the failure by the Corporation to provide HAUSMAN with benefits, in the aggregate, at least equal (in terms of benefit levels) to those provided for under each employee benefit plan, program and practice in which HAUSMAN was participating at any time prior to such failure; or

(iv) any material breach by the Corporation of any provision of this Agreement which is not cured within ten (10) days after the receipt of written notice by the Corporation of a description of the breach.

8. Payment Terms. Payment of any amounts to which HAUSMAN shall be entitled pursuant to the provisions of Sections 6 and 7 shall be made no later than sixty (60) days following receipt of notice of termination or the event giving rise to such termination. Any amounts payable pursuant to Sections 6 and 7 which are not made within the period specified in this Section 8 shall bear interest at a rate equal to the lesser of (i) the maximum interest rate allowable pursuant to applicable law or (ii) five points above the “prime rate” of interest as published from time-to-time in the Eastern Edition of the Wall Street Journal.

9. Post-Termination Benefits.

The benefits hereunder shall be deemed the “Other Compensation” referenced in Section 6(d), 6(e) and 6(f) hereof. Except if HAUSMAN resigns without Good Reason (other than retirement on or after the age of 62), in the event HAUSMAN’s employment with the Corporation is terminated for any reason prior to the end of the Term, HAUSMAN and his dependents, if any, will continue to participate in any group health plan sponsored by the Corporation in which HAUSMAN was participating on the date of such termination, at a cost to HAUSMAN and his dependents equal to the amount charged by the Corporation to similarly situated employees while employed by the Corporation, for the remainder of the Initial Term or, if termination occurs within an Additional Term, for the remainder of such Additional Term. Thereafter, HAUSMAN and his dependents, if any, shall be entitled to elect to continue such health coverage, at a cost to HAUSMAN and his dependents equal to the amount paid by the Corporation for similarly situated employees while employed by the Corporation, for the longest period of time permitted by the agents of the Corporation who arrange for such health coverage, with such period to last at least twelve (12) months from the date of termination. Upon termination for any reason, in addition to any payments to which HAUSMAN may be entitled upon termination of his Employment pursuant to any provision of this Agreement, HAUSMAN shall be entitled to any benefits under any pension, supplemental pension, savings, or other employee benefit plan (other than life insurance) in which HAUSMAN was participating on the date of any such termination.

10.  Confidentiality.

(a)  "Corporation Information" Defined.“Corporation Information” means all information, knowledge or data of or pertaining to (i) the Corporation, its employees and all work undertaken on behalf of the Corporation, and (ii) any other person, firm, corporation or business organization with which the Corporation may do business during the Term, that is not in the public domain (and whether relating to methods, processes, techniques, discoveries, pricing, marketing or any other matters).

(b) Confidentiality. HAUSMAN hereby recognizes that the value of all trade secrets and other proprietary data and all other information of the Corporation not in the public domain disclosed by the Corporation in the course of his employment with the Corporation is attributable substantially to the fact that such confidential information is maintained by the Corporation in strict confidentiality and secrecy and would be unavailable to others without the expenditure of substantial time, effort or money. HAUSMAN therefore, except as provided in the next two sentences, covenants and agrees that all Corporation Information shall be kept secret and confidential at all times during and after the end of the Term and shall not be used or divulged by him outside the scope of his employment as contemplated by this Agreement, except as the Corporation may otherwise expressly authorize by action of the Board. In the event that HAUSMAN is requested in a judicial, administrative or governmental proceeding to disclose any of the Corporation Information, HAUSMAN will promptly so notify the Corporation so that the Corporation may seek a protective order or other appropriate remedy and/or waive compliance with this Agreement. If disclosure of any of the Corporation Information is required, HAUSMAN may furnish the material so required to be furnished, but HAUSMAN will furnish only that portion of the Corporation Information that legally is required.

11. Non-Competition, Non-disparagement and Non-Solicitation Covenants; Intellectual Property.

(a) Non-Competition. The Corporation and HAUSMAN acknowledge that: (i) the Corporation has a special interest in and derives significant benefit from the unique skills and experience of HAUSMAN; (ii) HAUSMAN will use and have access to proprietary and valuable Corporation Information (as defined in Section 10 hereof) during the course of his employment; and (iii) the agreements and covenants contained herein are essential to protect the business and goodwill of the Corporation or any of its subsidiaries, affiliates or licensees. Accordingly, except as hereinafter noted, HAUSMAN covenants and agrees that during the Term, and for a period of one year following the termination of HAUSMAN’s employment, HAUSMAN shall not provide any labor, work, services or assistance (whether as an officer, director, employee, partner, agent, owner, independent contractor, stockholder or otherwise) to a “Competing Business.” For purposes hereof, “Competing Business” shall mean any business engaged in (i) the research, diagnosis, treatment and prevention of diseases of oxidative stress associated with damage from free radical and reactive oxygen species or (ii) the provision of high quality enzyme immunoassay research services and products including immunoassay kits for cardiac and tumor markers, infectious diseases, thyroid function, steroids, and fertility hormones or any other business engaged in by the Company during the Term. Notwithstanding the foregoing, a “Competing Business” shall not include any of the business activities identified on Schedule A annexed hereto, activities which the Corporation hereby acknowledges do not constitute corporate opportunities of the Corporation and in which HAUSMAN has previously engaged and may continue to engage. In consideration of all of the compensation provisions in this Agreement, HAUSMAN agrees to the provisions of this Section 11 and also agrees that the non-competition obligations imposed herein, are fair and reasonable under all the circumstances.

(b) Non-Solicitation of Employees. HAUSMAN covenants and agrees that during the Term, and for a period of one year following termination of employment hereunder for any reason whatsoever, HAUSMAN shall not directly or indirectly solicit any other employee of or consultant to the Corporation, or any of its subsidiaries or affiliates to terminate such employee’s employment or consultant’s relationship with the Corporation, or any of its subsidiaries or affiliates, as the case may be, or to become employed by or a consultant to a Competing Business.

(c)  Ownership of Intellectual Property. Any material or other work which may be subject to copyright or patent, and which is conceived, derived, made or written by HAUSMAN in connection with the Corporation Information shall be deemed a “work for hire,” (and is herein referred to as a “Development”). As between HAUSMAN and the Corporation, HAUSMAN acknowledges that all Developments will be the sole and exclusive property of the Corporation and shall also be deemed Corporation Information under this Agreement. HAUSMAN further acknowledges the Corporation may in turn negotiate with any third party regarding their respective ownership rights to such Developments. HAUSMAN shall execute such documents as may be necessary to vest in the Corporation or any third party, if applicable, all right, title and interest in and to the Developments. The Corporation (or a third party, if applicable) will pay all costs and expenses associated with any applications and the transfer of title to Developments, including paying HAUSMAN’s reasonable attorneys’ fees for reviewing such documents and instruments presented for execution.

(d)  HAUSMAN’s Intellectual Property Rights. Notwithstanding the foregoing, the assignment by HAUSMAN to the Corporation (or a third party, if applicable) of Developments, as well as the right to apply for and obtain patents and/or registered copyrights on the same, shall be expressly limited to those specifically involving the Corporation Information relating to such projects as mutually agreed upon by the parties hereto, and shall specifically not include (i) any right, license or interest of the Corporation to general concepts, formats, methods, testing techniques, study designs, computer software or other procedures utilized or designed by HAUSMAN in performing his duties hereunder, or any general inventions, discoveries, improvements, or copyrightable materials relating thereto, nor (ii) any patentable or copyrightable materials which can be shown by competent proof not to concern the subject matter of the Corporation Information, or, which predate this Agreement or HAUSMAN’s receipt of the Corporation Information, or (iii) any intellectual property relating to HAUSMAN’s current activities identified on Schedule A.

(e) Remedies. HAUSMAN acknowledges that any such breach of the provisions of this Section 11 is likely to result in immediate and irreparable harm to the Corporation for which money damages are likely to be inadequate. Accordingly, HAUSMAN consents to injunctive and other appropriate equitable relief upon the institution of proceedings therefor by the Corporation in order to protect its rights hereunder. Such relief may include, without limitation, an injunction to prevent: (i) the breach or continuation of HAUSMAN’s breach; (ii) HAUSMAN from disclosing any trade secrets or Corporation Information; (iii) any Competing Business from receiving from HAUSMAN or using any such trade secrets or Corporation Information; and/or (iv) any such Competing Business from retaining or seeking to retain any employees of the Corporation. The provisions of this Section 11(e) shall survive the termination of this Agreement and HAUSMAN’s Term of employment.

12. Successors and Assigns; Expenses.

(a) The Employee. This Agreement is a personal contract, and the rights and interests that the Agreement accords to HAUSMAN may not be sold, transferred, assigned, pledged, encumbered, or hypothecated by him. All rights and benefits of HAUSMAN shall be for the sole personal benefit of HAUSMAN, and no other person shall acquire any right, title or interest under this Agreement by reason of any sale, assignment, transfer, claim or judgment or bankruptcy proceedings against HAUSMAN. Except as so provided, this Agreement shall inure to the benefit of and be binding upon HAUSMAN and his personal representatives, distributees and legatees.

(b) The Corporation. This Agreement shall be binding upon the Corporation and inure to the benefit of the Corporation and its successors and assigns.

(c) Expenses. The costs of HAUSMAN’s counsel, Adam Eilenberg, related to the negotiation, preparation and review of this Agreement, in the amount of $5,000, shall be paid by the Corporation, in the form of shares of Common Stock, based on a price equal to 85% of the Market Price, and shall be issued to Adam Eilenberg. Any shares issued pursuant to the foregoing sentence shall have the same registration rights as those being provided to HAUSMAN hereunder and pursuant to the Registration Rights Agreement. Furthermore, in the event of any dispute between HAUSMAN and the Corporation relating to this Agreement which follows a Change of Control, the Corporation will pay all reasonable legal expenses incurred by HAUSMAN in connection with such dispute unless a court of competent jurisdiction determines that the facts surrounding such dispute originates from events that occurred prior to the Change of Control.

13. Entire Agreement. This Agreement, together with the Initial Option Grant and the Registration Rights Agreement, represents the entire agreement between the parties concerning HAUSMAN’s employment with the Corporation and supersedes all prior negotiations, discussions, understandings and agreements, whether written or oral, between HAUSMAN and the Corporation relating to the subject matter of this Agreement, including any existing consulting agreements.

14. Amendment or Modification; Waiver. No provision of this Agreement may be amended or waived unless such amendment or waiver is agreed to in writing signed by HAUSMAN and by a duly authorized officer of the Corporation. No waiver by any party to this Agreement of any breach by another party of any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of a similar or dissimilar condition or provision at the same time, any prior time or any subsequent time.

15. Notices. Any notice to be given under this Agreement shall be in writing and delivered personally or sent by overnight courier or registered or certified mail, postage prepaid, return receipt requested, addressed to the party concerned at the address indicated below, or to such other address of which such party subsequently may give notice in writing:

If to HAUSMAN:         MARVIN S. HAUSMAN, M.D
90 NW Second Street, P.O. Box 910,
Stevenson, Washington 98648

with a copy to:        Eilenberg & Krause LLP
11 East 44th Street
New York, NY 10017
Attention: Adam Eilenberg, Esq.

If to the Corporation:       OXIS International, Inc.
323 Vintage Park Drive, Suite B,
Foster City, California 94404
Attention: Chairman of the Board

with a copy to:        __________________________
__________________________
__________________________
Attention: __________________

Any notice delivered personally or by overnight courier shall be deemed given on the date delivered and any notice sent by registered or certified mail, postage prepaid, return receipt requested, shall be deemed given on the date mailed.

16. Severability. If any provision of this Agreement or the application of any such provision to any party or circumstances shall be determined by any court of competent jurisdiction to be invalid and unenforceable to any extent, the remainder of this Agreement or the application of such provision to such person or circumstances other than those to which it is so determined to be invalid and unenforceable shall not be affected, and each provision of this Agreement shall be validated and shall be enforced to the fullest extent permitted by law. If for any reason any provision of this Agreement containing restrictions is held to cover an area or to be for a length of time that is unreasonable or in any other way is construed to be too broad or to any extent invalid, such provision shall not be determined to be entirely null, void and of no effect; instead, it is the intention and desire of both the Corporation and HAUSMAN that, to the extent that the provision is or would be valid or enforceable under applicable law, any court of competent jurisdiction shall construe and interpret or reform this Agreement to provide for a restriction having the maximum enforceable area, time period and such other constraints or conditions (although not greater than those contained currently contained in this Agreement) as shall be valid and enforceable under the applicable law.

17. Survivorship. The respective rights and obligations of the parties hereunder shall survive any termination of this Agreement to the extent necessary to the intended preservation of such rights and obligations.

18. Headings. All descriptive headings of sections and paragraphs in this Agreement are intended solely for convenience of reference, and no provision of this Agreement is to be construed by reference to the heading of any section or paragraph.

19. Withholding Taxes. All salary, benefits, reimbursements and any other payments to HAUSMAN under this Agreement shall be subject to all applicable payroll and withholding taxes and deductions required by any law, rule or regulation of and federal, state or local authority.

20.  Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together constitute one and same instrument.

21. Applicable Law; Jurisdiction. The laws of the State of California shall govern the interpretation, validity and performance of the terms of this Agreement, without reference to rules relating to conflicts of law. Any suit, action or proceeding against HAUSMAN with respect to this Agreement, or any judgment entered by any court in respect thereof, may be brought in any court of competent jurisdiction in the State of California, as the Corporation may elect in its sole discretion, and HAUSMAN hereby submits to the exclusive jurisdiction of such courts for the purpose of any such suit, action, proceeding or judgment.

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

                         ___s/ Marvin S. Hausman, M.D._______
                            MARVIN S. HAUSMAN, M.D.

                            OXIS INTERNATIONAL, INC.

By:	____/s/ Michael D. Centron_____________
                          Name: Michael D. Centron
                          Title: Vice President & CFO

SCHEDULE A

PERMITTED OUTSIDE BUSINESS ACTIVITIES OF HAUSMAN

1.
HAUSMAN’s previously disclosed current activities in the field of mushrooms and associated oxidative stress and bioactive substances, as well as to the avian flu virus, previously acknowledged by the Board not to constitute business opportunities of the Corporation.

2.
Patent activity, research and development and commercial development of patent applications and related intellectual property entitled “Identification of Selenoergothioneine as a Natural Organic Form of Selenium from Cultivated Mushrooms” for which HAUSMAN is a co-inventor.

3.
Patent activity, research and development and commercial development of patent applications and related intellectual property entitled “Identification of ergothioneine transporter and therapeutic uses thereof” to which HAUSMAN and related entities have acquired rights.